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Amarin Corporation plc

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below is an article authored and published by The Deal, which the Company included on the https://www.voteamarin.com/ website on February 15, 2023. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following article was published by The Deal:

The Deal

Amarin Pushes Back Ahead of Sarissa Contest

By Ronald Orol

14 February 2023

The heart disease treatment maker is executing on its plan to expand in Europe and argues that the activist fund’s criticisms are misguided or misleading, Amarin leadership told The Deal.

As the board of Amarin Corp. plc (AMRN) heads toward a heated contest with Alex Denner’s Sarissa Capital Management LP, the fish oil heart disease treatment maker’s board said it tried to extend an olive branch to the insurgent investor.

Chairman Per Wold-Olsen told The Deal that the Bridgewater, N.J.-headquartered company tried to interview two of seven candidates put forward by Sarissa for election to the company’s board, but were denied.

“Sarissa’s other candidates have very limited understanding with international operations and they so far haven’t let us interview two candidates that have relevant experience,” he said of the 6% stakeholder’s slate of director candidates.

However, Sarissa insisted its senior partner Mark DiPaulo emailed an Amarin director seeking out the two nominees and never received a response. For now, the parties appear to be still be on different pages, barreling toward a Feb. 28 vote.

Wold-Oslen’s comments come as Sarissa looks to expand Amarin’s board, currently made up of nine members, to 15, and install seven dissidents, including three fund employees. The move is part of the activist investor’s campaign to remove Wold-Olsen from his post and to help the company maximize value by expediting cost cutting measures and furthering its shift in focus outside the U.S.

Sarissa has complained about the company’s underperformance, executive compensation costs and spending — an estimated $7 million — on efforts to defend itself from the activist, since the company’s lead product, Vascepa, in late 2020 lost exclusivity and competition entered the market. Amarin, which develops and markets heart disease treatments using purified fish oil, has seen shares drop to about $2 per share on Tuesday from highs of $24.12 per share in December 2019.

Broad Shift Underway

Despite calls for change, Amarin is pitching that it has already undergone a dramatic transformation, shaking up its board, cutting employees and pivoting to focus on Europe, over the last two years, and it should stick to that path.

In August 2021, for instance, the company named Karim Mikhail, a former commercial head of Europe, as CEO as it shifted its focus from selling Vascepa in the U.S. to other markets such as the U.K. and Europe.

“They recruited [Mikhail], who is knowledgeable about the cardiovascular world outside the U.S. to be CEO,” Wold-Olsen said. “We believe we have a $1 billion peak revenue opportunity in Europe.”

By October 2021, the company had laid off about 50% of its workforce, months before Sarissa became involved, and in February it cut additional staff, so that its overall salesforce dropped to about 80 people, from 825 before, or about 10% of its size prior to the generic drug ruling. In addition, Mikhail told The Deal that it reduced its office costs by about 75%.

In doing so, Mikhail said, Amarin reduced its cash burn and turned the company into a cashflow positive business in the fourth quarter of 2022.

During 2021 and 2022 Amarin was also able to renegotiate contracts with suppliers it had locked in ahead of Vascepa’s generic decision. This allowed the company to reduce its supply purchase costs by about $150 million in the second half of 2022, compared to the first half of 2022, Mikhail said.

Also, the vast majority of the board changed in the past 18 months: After naming Mikhail CEO, and Wold-Olsen as a director in January 2022, Amarin appointed two directors in May, two others in October, and another in January to the company’s nine-member board. Only two members of the previous board remained.

The new directors have had some experience in Europe, as well. Wold-Olsen, the chairman, for example, worked in senior positions at Merck & Co. Inc. (MRK) until 2006, including 15 years in the U.S. and 15 years in Europe and, more recently he served on pharmaceutical company boards, including Lundbeck A/S and Gilead Sciences Inc. (GILD).

Nevertheless, Sarissa complained its “input was never sought” on any appointments and it pointed out that no shareholder representation was added to the board.

Amarin continued to focus on its pivot to Europe, noting that it has had some success gaining approvals in the U.K., though Sarissa argued that it bungled its expansion strategy in Germany.

And Mikhail pointed out that Amarin is also seeking to expand outside of Europe and has set up partnerships with biotech companies in Canada and China, and has other possible partnerships in the works for Australia, New Zealand, Central and South America and Asia.

An Eye Toward M&A, Eventually

While the company’s plans for growth appear clear, at least for management and the current board, the longer-term plan for the company remains somewhat in limbo, though likely will involve dealmaking.

Adam Berger, who joined Amarin’s board in October and later became chair of the nomination and governance committee, said he was recruited because the company wanted someone with an M&A background.

The board wants “M&A to be a big part of the company” in the years ahead. Berger, who currently serves as managing partner at healthcare M&A advisory firm Three Peaks Partners, previously served as chief of healthcare M&A at Wells Fargo Securities Inc., and, before that, in a similar healthcare-focused M&A-focused role at Citigroup Inc.

Berger noted that during his time as a banker, he typically would expect revenues to drop by 90% once generics entered the market. Amarin, however, he added, did a great job of preserving revenue amid generic rivals, as its market share was around 60% at the end of 2022. “They did a tremendous job adjusting the contractual commitments with vendors, who didn’t want to lose revenue,” he said.

In terms of M&A, Amarin needs to improve its non-U.S. expansion before considering a sale of the business, Berger said. He noted that as a banker in healthcare, he has recognized that most successful biopharmaceutical companies are eventually either sold, or they become very large.

“Everyone on the board and management team fully appreciates this,” he said. “Most successful biotech companies get sold and we are here to maximize value, but Amarin has to execute its business plan first, grow revenue and profitability, and cash flow, all critical to short and long term value creation, to put us in a position so we can later sell the company.”

He added, “at this point, the critical thing is we are extremely focused on doing is the European buildout, getting our product priced and generating sales.”

Expansion, Comp Remain Sore Spots

While activists often push for auctions, Sarissa, appears solely focused on operations and governance changes, for now.

Sarissa continues to argue that the executives and the board have mismanaged the company and enriched themselves despite poor results. The activist fund, for instance, said CEO Mikhail was paid more than $5.8 million in total compensation in 2021, even as the stock declined by about 31%. It also asserted that Wold-Olsen was granted about $1 million in stock, options and cash in 2022.

Wold-Olsen and Mikhail, again pushed back. “We compare ourselves to a peer group of U.S. companies, with the help of external pay consultants, that are similar to Amarin and we are paid the median of that group,” Wold-Olsen said arguing that the criticism was a misrepresentation.

A large part of the pay cited by Sarissa involves long-term restricted stock, performance share units and stock options, which only have value if Amarin’s share price improves. “These are long-term incentives, and if we don’t get the long-term value up there is no value to them,” he said. “The numbers they cite are quite misleading.”

“My job is to enhance value,” said Mikhail, adding salary and bonus are only a small part of his compensation, with the largest part being equity RSUs, options and PSUs.

The company held a webcast for its large retail investor base on Tuesday, Feb 14, and is in regular communications with institutions, are “largely supportive,” of the incumbent board’s position, Wold-Olsen said.

Only 32% of Amarin’s outstanding shares are owned by institutions, according to FactSet Research Systems Inc.

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The above article was authored by a third party and not the Company, however, such article may contain forward-looking statements, including in quotes by Company representatives, which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission (the “Commission”), including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

The above article was written by a third party. The Company is re-posting it on its website in connection with the solicitation of proxies from shareholders and investors should look at the Company’s filings with the Commission for a more complete description of the Company’s business and risks associated with that business.